Exhibit 99.1

Cenntro Electric Group Announces Receipt of Notice from Nasdaq Regarding Late Filing of Annual Report on Form 10-K

Freehold, N.J -- April 28, 2023 -- Cenntro Electric Group Limited (NASDAQ: CENN) (“Cenntro” or “the Company”), a leading electric vehicle technology company with advanced, market-validated electric commercial vehicles, today announced it received a written notice (the “Notice”) from The Nasdaq Stock Market LLC ("Nasdaq") it no longer complies with Nasdaq Listing Rule 5250(c)(1) (the "Rule") as a result of its failure to file an annual report on Form 10-K for the year ended December 31, 2022 (the “Annual Report” ) with the Securities and Exchange Commission (the "SEC") by the required due date.

This notification has no immediate effect on the listing of the Company's shares on Nasdaq.

Under Nasdaq Rules the Company has 60 calendar days from receipt of the Notice to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan, Nasdaq may grant an exception of up to 180 calendar days from the due date of the 10-K, or until October 16, 2023, to regain compliance.

The Company is in the process of preparing the plan to regain compliance and finalizing the financial statements for the year ending December 31, 2022. The Company will submit the plan to regain compliance and file its Annual Report as soon as possible.

About Cenntro Electric Group Ltd.

Cenntro Electric Group Ltd. (or "Cenntro") (NASDAQ: CENN) is a leading designer and manufacturer of electric commercial vehicles. Cenntro's purpose-built ECVs are designed to serve a variety of organizations in support of city services, last-mile delivery, and other commercial applications. Cenntro plans to lead the transformation in the automotive industry through scalable, decentralized production, and smart driving solutions empowered by the Cenntro iChassis. For more information, please visit Cenntro's website at: www.cenntroauto.com.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as "may,'' "believe,'' "anticipate,'' "could,'' "should,'' "intend,'' "plan,'' "will,'' "aim(s),'' "can,'' "would,'' "expect(s),'' "estimate(s),'' "project(s),'' "forecast(s)'', "positioned,'' "approximately,'' "potential,'' "goal,'' "strategy,'' "outlook'' and similar expressions. Examples of forward-looking statements include, among other things, statements regarding assembly and distribution capabilities, decentralized production, and fully digitalized autonomous driving solutions. All such forward-looking statements are based on management's current beliefs, expectations, and assumptions, and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. For additional risks and uncertainties that could impact Cenntro's forward-looking statements, please see disclosures contained in Cenntro's public filings with the Securities and Exchange Commission (the “SEC”), including the "Risk Factors" in Cenntro's Annual Report on Form 20-F/A filed with the SEC on August 5, 2022 and which may be viewed at www.sec.gov.

Contacts:

Investor Relations Contact:

Chris Tyson
MZ North America
CENN@mzgroup.us
949-491-8235

Company Contact:

PR@cenntroauto.com
IR@cenntroauto.com